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                             [SUNLIFE LETTERHEAD]

April 25, 1997



Board of Directors
Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02181


Re:  Variable Account G; File No. 333-13087


Dear Sirs:

Reference is made to Post-Effective Amendment No. 1 to the Registration Statement ("Registration Statement") filed with the Securities and Exchange Commission with respect to the proposed sale of an indefinite principal amount of flexible premium variable universal life insurance policies ("Contracts") to be issued in connection with Sun Life of Canada (U.S.) Variable Account G ("Account"), a separate account of Sun Life Assurance Company of Canada (U.S.) ("Sun Life (U.S.)"), a Delaware corporation. I wish to advise you that I have reviewed the corporate records of Sun Life (U.S.) in establishing the Account, and have examined the Registration Statement, with exhibits and Amendments thereto, and such other documents as I deem necessary for the purposes of this opinion.

    Based upon the foregoing, I am of the opinion that:

    (1) Sun Life (U.S.) is duly organized and in good standing under the laws of the State of Delaware and has the authority to issue the Contracts in all jurisdictions where it is authorized to do a variable life insurance business and the Contracts have been approved by the appropriate regulatory authorities;

    (2) The Account is duly established and validly existing separate account of Sun Life (U.S.) under the laws of the State of Delaware;

    (3) The Contracts, as and when issued pursuant to the terms, provisions and conditions as set forth in the Registration Statement and Amendments thereto, will be validly issued and will be legal and binding obligations of Sun Life (U.S.) in accordance with their terms; and

    (4) The assets held in the Account are not chargeable with liabilities arising out of any other business Sun Life (U.S.) may conduct.

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Board of Directors
April 25, 1997
Page Two


This opinion is limited to the above matters and I have not addressed the question of taxation of the Contracts. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


Very truly yours,

/s/ Margaret Sears Mead
Assistant Vice President and Secretary


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